Calculation of Filing Fee Tables

FORM S-3
(Form Type)

PHUNWARE, INC.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share issuable upon exercise of an outstanding Warrant to Purchase Common Stock	457(c)	4,200,000	$2.3775	$9,985,500	$92.70	$925.66
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$9,985,500		$925.66
	Total Fees Previously Paid							$—
	Total Fees Offset							$—
	Net Fee Due							$925.66

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Represents 250% of the shares issuable upon exercise of a Warrant to Purchase Common Stock with an exercise price of $2.25 per share pursuant to a limited waiver of “Piggyback Registration Rights” entered into between Phunware, Inc. and the warrant holder on February 1, 2022.
(3)	Based upon the average of the high and low prices of the registrant's common stock on February 3, 2022.